Exhibit 21.1

Subsidiaries

Subsidiary	State of Organization
Abby Burton, LLC[1]	Ohio

Adriana Eleven, LLC[2]	New York

Allison Main, LLC[1]	Ohio

American CatCon, Inc.	Texas

Buffalo Shredding and Recycling, LLC[2]	New York

Catherine Lake, LLC[2]	New York

Elizabeth Hazel, LLC[1]	Ohio

Ellen Barlow, LLC[2]	New York

Federal Autocat Recycling, L.L.C.[3]	New Jersey

Gabrielle Main, LLC[4]	Pennsylvania

General Smelting and Refining, Inc.[5]	Tennessee

Hypercat Advanced Catalyst Products, LLC[3]	New Jersey

MacKenzie South, LLC[4]	New York

Megan Division, LLC[1]	Ohio

Melinda Hazel, LLC[1]	Ohio

Metalico Akron, Inc.	Ohio

Metalico Akron Realty, Inc.	Ohio

Metalico Alabama Realty, Inc.	Alabama

Metalico Aluminum Recovery, Inc.	New York

Metalico Buffalo, Inc.	New York

Metalico Colliers Realty, Inc.	West Virginia

Metalico-Granite City, Inc	Illinois

Metalico Gulfport Realty, Inc.	Mississippi

Metalico Legacy Alabama, Inc.[5,6]	Alabama

Metalico Legacy California, Inc. [5,7]	California

Metalico Neville Realty, Inc.	Pennsylvania

Metalico New York, Inc.	New York

Metalico Pittsburgh Inc.	Pennsylvania

Metalico Rochester, Inc.	New York

Metalico Syracuse Realty, Inc.	New York

Metalico Transfer, Inc.	New York

Metalico Transfer Realty, Inc.	New York

Metalico Transport, Inc.	New York

Metalico Youngstown, Inc.	Delaware

Olivia DeForest, LLC[1]	Ohio

River Hills by the River, Inc.	Florida

Skyway Auto Parts, Inc.	New York

Totalcat Group, Inc.	Delaware

Tranzact Corporation	Delaware

West Coast Shot, Inc. [5]	Nevada

[1]	Metalico Akron Realty, Inc. is sole member.
[2]	Metalico New York, Inc. is sole member.
[3]	Totalcat Group, Inc. is sole member.
[4]	Metalico Neville Realty, Inc. is sole member.
[5]	Inactive
[6]	Formerly known as Mayco Industries, Inc.
[7]	Formerly known as Santa Rosa Lead Products, Inc.